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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 9, 2003


                               MAXWORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)



             Delaware                000-49906              46-0487484
--------------------------        ----------------       ---------------
(State or other jurisdiction        (Commission          (IRS Employer
of incorporation or organization)   File Number)       Identification No.)


50 West 23rd Street, Fourth Floor
New York, New York                                      10010
-------------------------------                    ----------------
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code:  (212) 302-2424



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Item 5.  Other Events.


      On July 9, 2003, the Registrant received a letter from legal counsel for DoubleClick Inc. ("DoubleClick") advising the Registrant that DoubleClick intends to pursue certain legal claims against the Registrant arising out of the sale of DoubleClick's online media business to Registrant on July 10, 2002. These claims are for indemnification for alleged violations by Registrant of the Agreement and Plan of Merger by and among the Registrant, DoubleClick, L90, Inc., DoubleClick Media Inc., Picasso Media Acquisition, Inc. and Lion Merger Sub, Inc., dated June 29, 2002 (the "Merger Agreement"). In addition, the letter notifies the Registrant that DoubleClick intends to pursue additional claims outside of the Merger Agreement for fraud in the inducement and securities fraud, relating to the sale of the online media business. DoubleClick is seeking damages from the Registrant of not less than $10 million. The Registrant believes these claims are without merit and the Registrant intends to vigorously defend all of these claims if and when they are brought.

      On that same date, legal counsel for the Registrant sent a letter to DoubleClick notifying DoubleClick that the Registrant intends to pursue legal claims against DoubleClick under the indemnification provisions of the Merger Agreement, and reserves the right to pursue legal claims outside of the Merger Agreement, which relate to the sale of DoubleClick's online media business. These claims include, but are not limited to, claims for fraudulent inducement, breach of covenants in the Merger Agreement, tortious interference with contractual relations and tortious interference with prospective economic advantage. The claims of Registrant against DoubleClick for indemnification under the Merger Agreement are for not less than $6.5 million, and the legal claims outside of the Merger Agreement are for an unspecified amount.



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                                    SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 10, 2003                  MAXWORLDWIDE, INC.
                               a Delaware corporation


                               By:  /s/ Peter M. Huie
                                  ---------------------------------
                               Peter M. Huie, General Counsel, Senior
                               Vice President Corporate Affairs, Secretary



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